Exhibit 2.01

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ACTIAN CORPORATION

ACTIAN SUB II, INC.

and

PERVASIVE SOFTWARE, INC.

Dated January 28, 2013

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 28, 2013 by and among Actian Corporation, a Delaware corporation (“Parent”), Actian Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Pervasive Software, Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each, a “Share,” and collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) then outstanding will thereupon be cancelled and converted into the right to receive Nine Dollars and Twenty Cents ($9.20) in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company stockholders adopt this Agreement.

WHEREAS, the Boards of Directors of Parent and Merger Sub have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2 Closing and Effective Time.

(a) Parent, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the fourth (4th) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 1.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions). The date upon which the Closing shall occur pursuant hereto is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.3 Conditions to Closing.

(a) Mutual Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions:

(i) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii) Requisite Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(iii) No Legal Prohibition. No Governmental Authority in a Relevant Jurisdiction shall have:

(A) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal in any of the Relevant Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Jurisdictions; or

(B) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any of the Relevant Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Jurisdictions.

(b) Additional Parent and Merger Sub Conditions. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived (in writing) exclusively by Parent and Merger Sub:

(i) Representations and Warranties. (w) Each of the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.3(i) and 4.24 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date (such as the date of this Agreement), the accuracy of which shall be determined only as of such particular date), (x) the representations and warranties of the Company set forth in Sections 4.7(f) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date (such as the time of the mailings, amendments and supplements described therein and date of the Company Stockholder Meeting described therein), the accuracy of which shall be determined only as of such particular date), (y) the representations and warranties of the Company Section forth in Sections 4.5(a), 4.5(b) and 4.5(c) shall be true and correct on and as of the Closing Date as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date (such as the date of this Agreement), the accuracy of which shall be determined only as of such particular date), except for any failure to be so true and correct that would not increase the aggregate consideration payable pursuant to Article II upon consummation of the Merger by more than $500,000 relative to the aggregate consideration that would have been payable pursuant to Article II upon consummation of the Merger but for such failure, and (z) each of the other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (such as the date of this Agreement), the accuracy of which shall be determined only as of such particular date), except for any failure to be so true and correct which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(ii) Covenants. The Company shall have performed in all material respects each of its covenants and other obligations under this Agreement required to be performed at or prior to the Closing Date.

(iii) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (i), (ii) and (vi) of this Section 1.3(b).

(iv) No Litigation. There shall not be pending or threatened any Legal Proceeding by any Governmental Authority that seeks, directly or indirectly, to

(A) challenge or make illegal or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (B) to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (C) to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company.

(v) Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred and be continuing any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, however, that in the event that the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 1.3(a) and Section 1.3(b) have been satisfied (including the condition set forth in this Section 1.3(b)(v)) and Parent and Merger Sub do not consummate the Merger within the time period required by Section 1.2(a), then the condition set forth in this Section 1.3(b)(v) shall automatically expire, without any action on the part of any party hereto, and thereupon be of no further force or effect whatsoever.

(vi) Company Closing Cash. As of immediately prior to the Closing, the Company and its Subsidiaries shall have an aggregate of at least US$42,000,000 of cash, cash equivalents and marketable securities; provided, however, that in the event that the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 1.3(a) and Section 1.3(b) have been satisfied (including the condition set forth in this Section 1.3(b)(vi)) and Parent and Merger Sub do not consummate the Merger within the time period required by Section 1.2(a), then the condition set forth in this Section 1.3(b)(vi) shall automatically expire, without any action on the part of any party hereto, and thereupon be of no further force or effect whatsoever.

(c) Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:

(i) Representations and Warranties. Each of the representations and warranties of Parent set forth in Article V of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (such as the date hereof), the accuracy of which shall be determined only as of such particular date), except for any failure to be so true and correct which has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(ii) Covenants. Each of Parent and Merger Sub shall have performed in all material respects each of their respective covenants and other obligations under this Agreement required to be performed at or prior to the Closing Date.

(iii) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub as to the satisfaction of the matters set forth in paragraphs (i) and (ii) of this Section 1.3(c).

ARTICLE II

EFFECTS OF THE MERGER

2.1 General Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2 Effect of Merger on Capital Stock of Constituent Corporations.

(a) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities:

(i) Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Owned Shares and Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon, upon the surrender of (A) certificates representing Shares (the “Certificates”) and (B) uncertificated Shares (the “Uncertificated Shares”) in the manner provided in Section 2.3 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)). From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of any Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.3. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time.

(ii) Owned Shares. Each Share owned by Parent, the Company, or any direct or indirect wholly-owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time (“Owned Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Dissenting Shares.

(A) Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Owned Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.2(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be.

(B) The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(iv) Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than an increase in the number of shares outstanding as a result of the exercise of any Company Options in accordance with its terms), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

2.3 Payment of Merger Consideration.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Payment Fund. Promptly following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of this Article II, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Owned Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). From time to time following the Effective Time as required, Parent shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder.

(c) Payment Procedures. Promptly following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share, upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent, or (y) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. If Certificates are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article I. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.2(b)(i); provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it reasonably determines may be required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(h) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of this Section 2.3 shall thereafter look only to Parent, as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II. Any amounts remaining unclaimed by holders of Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

2.4 Effect of Merger on Company Options and Company Restricted Stock Units.

(a) Company Options. Parent shall not assume any Company Options in connection with the Merger. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration, less (B) the exercise price per share attributable to such Company Option, multiplied by (y) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). The payment of the Option Consideration will be subject to any applicable withholding for Taxes. The Company agrees to take all action necessary to effect this cancellation of Company Options upon the Effective Time and to give effect to this Section 2.4(a) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than twenty calendar days) following the Closing, the Company shall pay to each holder of a Company Option the Option Consideration (if any), less any applicable withholding Taxes, required to be paid to any such holder of a Company Option pursuant to this Section 2.4(a). The cancellation of a Company Option pursuant to this Section 2.4(a) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.

(b) Company Restricted Stock Units. Parent shall not assume any Company RSUs in connection with the Merger. At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product obtained by multiplying (x) the Merger Consideration by (y) the total number of shares of Company Common Stock issuable upon settlement in full of such Company RSU (the “RSU Consideration”). The payment of the RSU Consideration will be subject to any applicable withholding for Taxes. The Company agrees to take all action necessary to effect this cancellation of Company RSUs upon the Effective Time and to give effect to this Section 2.4(b) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than twenty calendar days) following the Closing, the Company shall pay to each holder of a Company RSU the RSU Consideration (if any), less any applicable withholding taxes, required to be paid to any such holder of a Company RSU pursuant to this Section 2.4(b). The cancellation of a Company RSU pursuant to this Section 2.4(b) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company RSU.

ARTICLE III

THE SURVIVING CORPORATION

3.1 Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 8.11, the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation shall be the name of the Company prior to the Effective Time), and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 8.11, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

3.2 Directors and Officers of Surviving Corporation.

(a) Directors. At the Effective Time, the directors of the Merger Sub shall become the initial directors of Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Merger Sub shall become the initial officers of Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that relates to such Section or in any other section of the Company Disclosure Letter to the extent it is readily apparent from the text of such disclosure that such disclosure is applicable to such other Section, and (ii) as disclosed in the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2012 (the “Company Form 10-K”), the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, in each case filed from the date of the filing of the Company Form 10-K to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature) (provided, however, that the representations and warranties set forth in Sections 4.2, 4.3, 4.5 and 4.20 shall not be deemed qualified by any SEC Report), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a

Company Material Adverse Effect. The Company has previously delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws, as amended to date, of the Company and (b) the minutes of all meetings of the stockholders, the Company Board and each committee of the Company Board. The Company is not in violation of its certificate of incorporation or bylaws.

4.2	Authorization and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity.

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholders Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(d) The Company and the Company Board have taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law (such Applicable Law, including Section 203 of the DGCL, “Takeover Law”) applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

(e) The Company Board has received the written opinion of Shea &

Company, LLC to the effect that (subject to the assumptions, qualifications, limitations and other matters set forth therein), as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(f) The affirmative vote of the holders of a majority of the outstanding Shares voting to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock necessary (under Applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

4.3 Conflicts. The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 4.4, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 4.4 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

4.4 Required Governmental Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Jurisdictions, and (d) such other Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

4.5	Capitalization.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock. As of the close of business on January 25, 2013 (the “Capitalization Date”), (A) 28,905,226 shares of Company Common Stock were issued and outstanding, of which 823,000 were restricted stock (i.e., shares of Company Stock subject to a right of repurchase by the Company), and (B) 12,007,680 shares of Company Common Stock were held by the Company as treasury shares. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Common Stock other than pursuant to the exercise of Company Options. All outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Section 4.5(b)(i) of the Company Disclosure Letter sets forth the number of Shares that are subject to issuance pursuant to Company Options outstanding as of the close of business on the Capitalization Date. Section 4.5(b)(ii) of the Company Disclosure Letter sets forth the number of Shares that are subject to issuance pursuant to the settlement of Company RSUs outstanding as of the close of business on the Capitalization Date. Since the close of business on the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company RSUs, other than as permitted by Section 6.2. All outstanding Company Options and Company RSUs have been validly granted and properly approved by the Company Board in accordance with all Applicable Law and the Company Equity Incentive Plan. All Shares reserved for issuance upon the exercise of outstanding Company Options or the vesting and settlement of outstanding Company RSUs will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

(c) Except as set forth in this Section 4.5, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

(e) Section 4.5(e) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Capitalization Date, of all outstanding Company Options, Company RSUs and other similar rights to purchase or receive Shares granted under the Company Equity Incentive Plan or otherwise (collectively, “Company

Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of a Share as determined by the Company Board on the date of grant of such Company Option. The Company has made available to Parent true and complete copies of all Company Equity Incentive Plans and the forms of all stock option agreements evidencing outstanding Company Options.

4.6 Subsidiaries.

(a) Section 4.6(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any

Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.7 SEC Reports.

(a) Since July 1, 2010, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b) Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, including, in each case, the rules and regulations promulgated thereunder, each as in effect on the date such SEC Report was, or will be, filed. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein).

(d) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(f) The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

4.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, (i) prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements that were not, or are not expected to be, material in amount). Since January 1, 2009, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or Applicable Law.

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The principal executive officer and principal financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by Applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, methodologies or methods. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(h) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is subject to ongoing review or outstanding SEC comment or investigation.

(i) The Company is in compliance in all material respects with the applicable corporate governance rules and regulations of the Nasdaq.

(j) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract, and (e) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet in amounts consistent with past practice that would not reasonably be expected to have a Company Material Adverse Effect.

4.10 Absence of Certain Changes. Since June 30, 2012 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred and there does not exist, as the case may be, (a) any Company Material Adverse Effect, or (b) any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.2. Since August 13, 2012 through the date hereof, the Company has not increased or accelerated the compensation arrangements of the Company, including by adopting any “golden parachute” payments.

4.11 Material Contracts and Suppliers.

(a) Section 4.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, in any material respect, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder in any material respect by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.

(c) During the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any notice of termination or written threat of termination from AG-TECH Corporation and Sage Software, Inc. or any information that AG-TECH Corporation or Sage Software, Inc. intends to materially decrease the amount of business that it does with the Company or any Subsidiary, as the case may be.

4.12 Compliance with Laws and Orders. The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective properties (including the Assets and the Real Property), are and since July 1, 2010 have been in compliance in all material respects with all Applicable Laws and Orders. Neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Authority alleging or relating to a possible violation by the Company or any of its Subsidiaries of any Applicable Law or Order, nor (c) has provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clause (a), (b) or (c) of this Section 4.12 remains outstanding or unresolved as of the date of this Agreement.

4.13 Permits. The Company and its Subsidiaries are, and since July 1, 2010 have been in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

4.14 Legal Proceedings and Orders.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Real Property, or (to the knowledge of the Company) against third parties affecting such properties that

(a) involves an amount in controversy in excess of $250,000, (b) seeks material injunctive or other non-monetary relief, (c) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement, or (d) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties is subject to any outstanding Order.

4.15 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed with the appropriate Taxing authority all income, franchise and other material U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true and correct and have been completed in accordance with Applicable Law.

(b) Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and any other Taxes (including, but not limited to, all Taxes required to be reported and withheld on any U.S or non-U.S. stock options) required to be withheld.

(c) Neither the Company nor any of its Subsidiaries had any Liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business consistent with past practice.

(d) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax that is still in effect.

(e) No audit, examination, inquiry, claim or legal, administrative or other proceeding with respect to Taxes or a Tax Return (“Tax Claim”) relating to the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such a Tax Claim. No material adjustment or Tax deficiency relating to any Taxes of the Company or any of its Subsidiaries is outstanding, assessed or, to the knowledge of the Company or any of its Subsidiaries, proposed by any Governmental Authority. No claim has ever been made by any Governmental Authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or a combined, consolidated, unitary or similar group for any Tax purposes (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (or any other Contract the primary purpose of which is the sharing of Taxes), or any closing agreement under Section 7121 of the Code (or any predecessor provision thereof) or Applicable Law, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (iii) any Liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of Applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of law or otherwise or (iv) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(h) Neither the Company nor any of its Subsidiaries has agreed or will be required to include any income or gain or exclude any deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of any transaction that occurred prior to the Effective Time, including (i) any change in method of accounting made prior to the Effective Time (including, without limitation, by reasons of Sections 481 or 263A of the Code), (ii) any closing agreement under Section 7121 of the Code entered into prior to the Effective Time, (iii) any deferred intercompany gain or excess loss account under Section 1502 of the Code attributable to transactions occurring prior to the Effective Time (or in the case of clauses (i), (i) and (iii) above, under any similar provision of Applicable Law), (iv) any installment sale or open transaction disposition made prior to the Effective Time or (v) any prepaid amount received prior to the Effective Time.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k) The Company and each of its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”). The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive and there is no material risk that any such Tax Incentive will expire, be revoked or otherwise terminate prior to the stated or applicable term thereof. Section 4.15(k) of the Company Disclosure Letter sets forth each such Tax Incentive.

(l) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business, source of income or other connection in that country.

(m) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(n) No Subsidiary of the Company that is or was a “controlled foreign corporation” as defined in the Code owns or owned (directly or indirectly) a material “investment in United States property” for purposes of Section 956 of the Code. Neither the Company nor any of its Subsidiaries (i) owns or has owned an interest in any entity treated as a “passive foreign investment company” as defined in the Code or (ii) for the taxable year ending June 30, 2012 and the taxable year ending as a result of the Closing, has had, or will have, any items of income which could constitute subpart F income within the meaning of Section 952 of the Code.

For purposes of this Section 4.15, references to the Company or any Subsidiary shall include references to any predecessors of the Company or any Subsidiary to the extent an inaccuracy or breach of a representation as applied to such predecessor could result in a liability of the Company or any of its Subsidiaries.

4.16 Employee Benefit Plans.

(a) Sections 4.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Plans. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each International Employee Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment; and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(d) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. Except as required by Applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue for any specified period or increase any benefits under any Employee Plan.

(e) There are no Legal Proceedings (including any investigation, audit or other administrative proceeding) pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) There has been no non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Plan.

(g) Neither the Company, any of the its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.

(h) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(i) No Employee Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through December 31, 2008 and thereafter in compliance with the Final Treasury Regulations issued under Section 409A of the Code. All Company Options and

Company Stock Appreciation Rights have been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Company Common Stock as of the date the Company Option or Company Stock Appreciation Right was granted, as determined in accordance with applicable Law, including Section 409A of the Code.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(k) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code, including by reason of the transactions contemplated hereby.

4.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of their respective businesses, and there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b) The Company and its Subsidiaries have complied in all material respects with Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee; (y) any employee leased from another employer; or (z) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(c) Each of the Company and its Subsidiaries is in compliance in all material respects with WARN. In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

4.18 Real Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries has ever owned any real property, nor is party to any agreement to purchase or sell any real property. The Company owns the Owned Real property free and clear of all Liens, except for Liens for Taxes not yet due or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP on the Financial

Statements. The Company has a valid, enforceable title policy for the Owned Real Property in its full market value and has delivered a true and correct copy of such title policy and the agreement pursuant to which it purchased the Owned Real Property to Parent.

(b) Section 4.18(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens. Section 4.18(b)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property. The Company and its Subsidiaries currently occupy all of the Real Property for the operation of their business and there are no other parties occupying or with a right to occupy the Real Property.

(c) Each Lease constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as described in the copies of the Leases that have previously been delivered by the Company to Parent. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Real Property nor is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions.

(d) Each Real Property and all of its operating systems are in good operating condition and repair, water-tight and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a first-class manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(e) The Company has not received any notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(f) There is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Real Property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated. There are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Real Property.

4.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Liens and defects in title that, individually or in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect.

4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Letter contains a complete and accurate list of the Company Intellectual Property Rights that are Registered IP and material unregistered Trademarks (“Company Registered IP”), in each case listing, as applicable, (i) the name of the applicant/registrant, inventor/author and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(b) The Company Registered IP that is not an application is subsisting, valid and enforceable. The Company has no knowledge of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of such Company Registered IP invalid or unenforceable, or would materially affect any pending application for any Company Registered IP. The Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application or proceedings for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered IP.

(c) With respect to each item of Company Registered IP: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is currently in compliance with all formal legal requirements with respect thereto (including payment of filing, examination and maintenance fees and proofs of use); and (iii) is not subject to any unpaid maintenance fees or taxes.

(d) The Company or one of its Subsidiaries has valid and enforceable written agreements with respect to Company Intellectual Property Rights, pursuant to which: (i) the Company or one of its Subsidiaries has obtained exclusive ownership of all such Company Intellectual Property Rights by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of such Intellectual Property Rights), (ii) the other parties thereto have not retained and do not have any rights or licenses with respect to the Company Intellectual Property Rights, and (iii) the Company or one of its Subsidiaries has obtained waivers of Moral Rights to the fullest extent allowed under Applicable Law. This Agreement and the transactions contemplated hereunder, do not conflict with, or violate such third party agreements and no basis exists for such third party to challenge or object to this Agreement. In each case in which the Company or any of its Subsidiaries has acquired ownership of any Company Registered IP, the Company or one of its Subsidiaries has recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with Applicable Law.

(e) Section 4.20(e) of the Company Disclosure Letter contain a complete and accurate list of all Contracts (i) under which the Company or any of its Subsidiaries use or have acquired ownership or the right to use any Company IP, other than Shrink-Wrap Code or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any Technology or Intellectual Property Rights that are or were Company IP and/or Company Products, other than Contracts with customers entered into in the ordinary course of business on substantially the Company’s standard form of agreement as provided to Parent (such Contracts, the “Company IP Agreements”). The Company has delivered or made available to Parent complete and correct copies of each such Company IP Agreement. Each Company IP Agreement is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect. Neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company IP Agreement, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto.

(f) To the knowledge of the Company, the Company and its Subsidiaries own or have sufficient rights to all Intellectual Property Rights and Technology that are either used in, necessary for, or that would be infringed by, the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted.

(g) The Company and its Subsidiaries exclusively own, free and clear of all Liens other than Permitted Liens, all right, title and interest in the Company Registered IP and all other Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries. All Company Intellectual Property Rights will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party.

(h) The Company and each of its Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property Rights, and to the knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have contributed to the development of material Intellectual Property Rights (which shall include any Intellectual Property Rights that are difficult or costly to replace or remediate) that is being used in the conduct of the Company’s and its Subsidiaries’ current businesses have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(i) During the prior three (3) years, neither the Company nor any of its Subsidiaries has received any written notices or claims from any third party with respect to infringement of any third party’s Intellectual Property Rights by the Company or any of its Subsidiaries. The development, manufacture, sale, distribution or other commercial exploitation of the Company’s products, and the provision of any Company’s services, by or on behalf of the Company or any of its Subsidiaries, and the operation of the business of the Company or any of its Subsidiaries, as it has been and is currently conducted, has not during the prior three (3) years infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property Rights of any third party. To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries has asserted or threatened any claim against any Person alleging the same.

(j) There is not and has not been any Legal Proceeding made, conducted or brought by a third party that has been served upon, filed or threatened with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or any of its Subsidiaries’ business of the Intellectual Property Rights of such third party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP or Company Intellectual Property Rights. The Company and its Subsidiaries are not subject to any Order of any Governmental Authority that restricts or impairs the use, transfer or licensing of any Company IP or Company Intellectual Property Rights or other Intellectual Property Rights.

(k) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company IP or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) any payment of fees, penalties, royalties or expenses under any Company IP Agreement that would not have been payable absent this Agreement and the consummation of the transactions contemplated hereby, (iv) change in the scope or nature of any Intellectual Property Rights granted to, or by, the Company or its Subsidiaries, (v) the imposition of any Lien on any Owned Company IP, or (vi) after the Merger, (A) Parent or any of its Subsidiaries or Affiliates being required to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Technology or Intellectual Property Rights, (B) Parent or any of its Subsidiaries or Affiliates being bound by, or subject to, any non-competition, non-solicitation, exclusivity or other material restriction on the operation or scope of their respective businesses, or (C) Parent or any of its Subsidiaries or Affiliates being obligated to pay any incremental royalties or other material amounts, offer any incremental discounts or being bound by any “most favored pricing” terms to any third party.

(l) To the knowledge of the Company, no Software that constitutes Public Software was or is used in, incorporated into, integrated or bundled with any Company Product, Company IP, or incorporated in or used in the development or compilation of any Company Products or otherwise distributed by the Company or its Subsidiaries. The Company and its

Subsidiaries are in compliance in all material respects with all Public Software license agreements to which the Company or a Subsidiary, as applicable, is a party, and the Company’s and its Subsidiaries’ use or incorporation of Public Software has not and does not (i) grant to any third party any rights in the Company’s or a Subsidiary’s products, services or intellectual property, (ii) require the licensing, disclosure, or distribution of any Software developed by or for the Company or a Subsidiary, (iii) require the Company or a Subsidiary to license the use of its products or services to third parties without charge, (iv) create restrictions on or immunities to the Company’s or its Subsidiaries’ enforcement of its intellectual property rights, or (v) obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any of the Company’s proprietary software to any third party.

(m) Neither the Company nor any of its Subsidiaries has granted any Intellectual Property Rights or any licenses to use any Source Code, including Confidential Technology escrow agreements. No condition has occurred that would be sufficient to entitle the beneficiary under any technology escrow arrangement under which the Company or any of its Subsidiaries has deposited any material Confidential Technology for any Company Product to require release of such Confidential Technology. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any Confidential Technology escrow arrangement under which the Company or any of its Subsidiaries has deposited any material Confidential Technology for any Company Product to require release of such Confidential Technology.

(n) All data which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all Applicable Laws.

4.21 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.22 Related Party Transactions. Except as set forth in the SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) (each of the foregoing, a “Related Party”) thereof or any stockholder that beneficially owns 5% or more of the Shares, on the other hand (an “Affiliate Transaction”). No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

4.23 Brokers. Except for Shea & Company, LLC, there is no investment banker, financial advisor, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger). The Company has furnished to Parent a true and complete copy of its agreement with Shea & Company with agreed redactions. Section 4.23 of the Company Disclosure Letter sets forth (a) all transaction fees and expenses incurred by the Company as of the date of this Agreement and (b) the Company’s best estimate, prepared in good faith as of the date of this Agreement, of all transaction fees and expenses to be incurred or payable by the Company upon consummation of the transactions contemplated hereby (in each case, including all financial advisory, legal and accounting fees and expenses).

4.24 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

4.25 Federal Corrupt Practices Act. Neither the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company or any Subsidiary of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Subsidiary of the Company.

4.26 No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Article IV, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty of the Company set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization and Good Standing.

(a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement.

5.2 Authorization and Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger).

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws affecting or relating to creditors’ rights generally and by general principles of equity.

5.3 Conflicts. The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 5.4, violate or conflict with any Applicable Law or Order, except in the case of clause (ii) above, for such violations or conflicts which would not reasonably be expected to have a Parent Material Adverse Effect.

5.4 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Jurisdictions, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

5.5 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

5.6 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

5.7 Funds. Subject to the terms and conditions of the Debt Commitment Letter and subject to the satisfaction of the conditions contained in Sections 1.3(a) and 1.3(b), assuming the accuracy of the Company’s representations and warranties set forth in Article IV and assuming compliance by the Company with the covenants set forth herein, the aggregate proceeds contemplated by the Debt Commitment Letter, together with other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.

5.8 Financing.

(a) Parent has delivered to the Company a complete and accurate copy of an executed commitment letter dated as of October 1, 2012, as amended prior to the date hereof, and a complete and accurate copy of the executed fee letter related thereto dated as of October 1, 2012, as amended prior to the date hereof, with only fee provisions redacted, in each case from TC Lending, LLC, a subsidiary of TPG Specialty Lending, Inc. (collectively, the “Debt Commitment Letter”), pursuant to which the lender party thereto has committed to provide, subject to the terms and conditions set forth therein, debt financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing”). Parent has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Debt Commitment Letter prior to or in connection with the execution of this Agreement pursuant to the terms thereof, and Parent will pay when due all other commitment fees and other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder.

(b) As of the date of this Agreement, (i) the Debt Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated), and (ii) the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other party thereto, enforceable against the parties thereto in accordance with its terms, except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity. As of the date of this Agreement, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters in the form so delivered to the Company. As of the date of this Agreement, Parent has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Parent at the Closing.

5.9 Non-Reliance. Parent and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, (a) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement and the transactions by this Agreement, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article IV, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information are the subject of any express representation or warranty of the Company set forth in Article IV. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation.

ARTICLE VI

CONDUCT OF COMPANY BUSINESS

6.1 Conduct of Company Business. Except as expressly required by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned, except that Parent may withhold consent in its sole discretion as set forth in Section 6.2), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of the Company and each of its Subsidiaries shall (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its Intellectual Property Rights, business organization and material assets, (ii) keep available the services of its directors, officers and employees and (iii) preserve its present relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

6.2 Restrictions on Company Business. Except as expressly required by this Agreement, as set forth in Section 6.2 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned, except that Parent may withhold consent in its sole discretion with respect to Sections 6.2(a) – (f), 6.2(i), 6.2(n), 6.2(o)(i), 6.2(q) and 6.2(t)), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options outstanding prior to the date hereto;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by Applicable Law, (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, consultant or independent contractor or, other than in the ordinary course of business consistent with past practice, any non-officer employee, (ii) increase in any manner the compensation or fringe benefits of any director, officer or, other than in the ordinary course of business consistent with past practice, non-officer employee, (iii) pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof, other than, with respect to non-officer employees, in the ordinary course of business consistent with past practice;

(h) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(i) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice;

(j) except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

(k) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(l) (i) make, revoke or change any material Tax election, (ii) file any federal income or other material Tax Return or any amended Tax Return, (iii) settle or compromise any material Liability for Taxes or any Tax Claim, (iv) adopt or change any Tax accounting method, (v) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes or (vi) request to enter into any ruling or agreement with a Governmental Authority with respect to Taxes or otherwise enter into a Tax sharing, indemnification or allocation agreement (or any other Contract the primary purpose of which is the sharing of Taxes);

(m) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any real property or any part thereof;

(n) (i) sell, lease, license or transfer to any person or entity any rights to any Company IP, (ii) purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party, or (iv) abandon or cease to prosecute any of the Company Registered IP or any other Company Intellectual Property Rights that are material to the conduct of the Business;

(o) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into or renew any Material Contract (other than in the ordinary course of business consistent with past practice) or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (iii) incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $100,000;

(p) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that would be material to the Company and its Subsidiaries taken as a whole;

(q) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(r) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(s) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality agreement to which the Company or any of its Subsidiaries is a party; provided, however, that the foregoing shall not require the Company to take any of the foregoing actions in order to prevent a Third Party from making an Acquisition Proposal or consummating an Acquisition Transaction (even if such third party may have breached or otherwise violated the terms of any such confidentiality agreement in connection therewith);

(t) enter into any new line of business outside of its existing business;

(u) alter in any material respect the Company’s and its Subsidiaries’ practices regarding collection of accounts receivable or payment of accounts payable; or

(v) enter into a Contract or otherwise commit to do any of the foregoing.

6.3 No Control. Notwithstanding the foregoing, nothing in this Article VI is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their own business and operations.

ARTICLE VII

NON-SOLICITATION OF ACQUISITION PROPOSALS

7.1 Termination of Discussions. The Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated, and shall not authorize or permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction; and (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal.

7.2 Non-Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not (and shall not authorize or permit any of their Representatives to), directly or indirectly:

(i) solicit, initiate, knowingly encourage, facilitate or induce the making, submission or announcement of, an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition

Proposal or Acquisition Transaction;

(ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, or take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction;

(iii) participate or engage in discussions or negotiations with any Third Party that has made an Acquisition Proposal or that has made any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction;

(iv) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction;

(v) other than a confidentiality agreement of a nature described in Section 7.2(b)(i) and entered into in accordance with Section 7.2(b), execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, an Acquisition Proposal or Acquisition Transaction (each, an “Alternative Acquisition Agreement”); or

(vi) resolve or agree to do any of the foregoing.

(b) Notwithstanding the foregoing provisions of Section 7.2(a), prior to obtaining the Requisite Stockholder Approval, if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was not solicited after the date hereof and did not otherwise result from a breach of Section 7.2(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be expected to be a breach of its fiduciary duties under applicable Law, the Company Board may, directly or indirectly through any Representative, subject to the Company’s compliance with the provisions of this Section 7.2, (x) engage or participate in discussions or negotiations with such Third Party and its representatives and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to such Third Party and its representatives, provided that in the case of any action taken pursuant to the foregoing clauses (x) or (y):

(i) the Company enters into a confidentiality agreement with such Third Party the terms of which relating to confidentiality are no less favorable to the Company than those contained in the Confidentiality Agreement (it being expressly understood and agreed that such confidentiality agreement need not contain a “standstill” or other similar provision) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 7.2 (which confidentiality agreement shall be provided to Parent for informational purposes immediately following the execution and delivery thereof);

(ii) the Company gives Parent prompt (and in any event, within 24 hours) written notice of the identity of such Person and all of the terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Third Party; and

(iii) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.2 by the Company.

(d) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 7.2.

(e) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 9.1(f).

7.3 Notice and Information.

(a) The Company shall promptly (and in any event within 24 hours of receipt) notify Parent of (i) any Acquisition Proposal, (ii) any request for information that could lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, in each case together with a description of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of any written proposal, offer or draft agreement provided by such Person.

(b) The Company shall keep Parent reasonably informed on a timely basis (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of the status and material details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry, and provide Parent with copies of all documents and written or electronic communications relating to any

Acquisition Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

8.1 Company Stockholder Approval.

(a) Company Stockholders Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Notwithstanding the foregoing, (i) if there are insufficient shares of the Company Common Stock present in person or represented by proxies to constitute a quorum to conduct business at the Company Stockholders Meeting, the Company may extend the date of the Company Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a sufficient number of shares present in person or represented by proxies to constitute a quorum to conduct business at the Company Stockholders Meeting, (ii) the Company may delay the Company Stockholders Meeting to the extent (and only to the extent) the Company determines that a delay is required by Applicable Law to comply with comments made by the SEC with respect to the Proxy Statement, and (iii) the Company may delay the Company Stockholders Meeting if and to the extent that the Company Board determines that the failure to delay the Company Stockholders Meeting would be a breach of its fiduciary duties. The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with and subject to Delaware Law and Section 8.1(c). Unless this Agreement is earlier terminated pursuant to Article IX, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change permitted by Section 8.1(c). Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting pursuant to this Section 8.1(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b) Company Proxy Statement. As soon as practicable following the date of this Agreement (and in any event within fifteen (15) Business Days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement (as amended and including the definitive form thereof, the “Proxy Statement”) for use in connection with the solicitation of proxies for use at the Company Stockholders Meeting to obtain the Requisite Stockholder Approval. The Company shall thereafter prepare and file with the SEC a definitive Proxy Statement, and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company, (i) if the Company receives comments from the SEC with respect to the preliminary Proxy Statement, as soon as practicable following clearance by the SEC with respect to such comments, or (ii) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, as soon as practicable following the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, Delaware Law and the rules of the Nasdaq. Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement and the filing thereof with the SEC. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all correspondence between the Company or any of its advisors or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not include any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c) Company Board Recommendation.

(i) Subject to the terms of this Section 8.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) withhold, withdraw, amend or modify the Company Board Recommendation in a manner that is adverse to Parent, or publicly propose to withhold, withdraw, amend or modify the Company Board Recommendation in a manner that is adverse to Parent, or (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction (the actions or inactions referred to in the preceding clauses (1) and (2) being referred to herein as a “Company Board Recommendation Change”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be a breach of its fiduciary duties under Applicable Law (after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 8.1(c)), (x) make a Company Board Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of Section 7.2, cause the Company to terminate this Agreement in accordance with Section 9.1(f) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(A) at least three Business Days before taking such action, the Company notifies Parent in writing of its intention to do so and contemporaneously furnishes a copy of the proposed Alternative Acquisition Agreement (which shall include the identity of the Person making the proposal) and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three Business Day period); and

(B) if Parent makes a binding proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Company Board Recommendation Change or terminate this Agreement, as applicable, would be a breach of its fiduciary duties under applicable Law;

and provided further, that the Company Board may not make a Company Board Recommendation Change in response to an Intervening Event unless:

(A) at least three Business Days before making a Company Board Recommendation Change with respect to such Intervening Event, the Company notifies Parent in writing of its intention to do so, specifies the reasons therefor and provides a description of such Intervening Event; and

(B) if Parent makes a binding proposal during such three Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Board Recommendation Change would result in a breach of its fiduciary duties under applicable Law.

(iii) During the three Business Day period prior to its effecting a Company Board Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(iv) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Recommendation Change (including for purposes of Section 9.1(i)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

8.2 Regulatory Approvals. As soon as may be reasonably practicable (and in any event within ten (10) calendar days) following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the Antitrust Laws of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Merger), including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Authority and/or third party with respect to such transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to Applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. To the extent practicable under the circumstances, each party shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

8.3 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to the immediately succeeding sentence and subject to the terms of any Alternative Financing), including by using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter or on other terms no less favorable, in the aggregate, to Parent and the Company, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control, and (iii) enforce its rights under the Debt Commitment Letter in the event of a material breach thereof by the counterparty thereof, and (iv) consummate the Debt Financing at or prior to the Closing. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter, and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to, or waiver of, any provision of the Debt Commitment Letter that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (A) add to, or expand upon, the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter in any respect, (B) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (C) adversely impact the ability of Parent to enforce its rights against the counterparty to the Debt Commitment Letter, or (D) impose additional material obligations on the Company and any of its Subsidiaries. For purposes of this Agreement, references to “Debt Financing” shall mean and include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, replaced, supplemented or substituted by this Section 8.3(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, replaced, supplemented or substituted by this Section 8.3(a). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter for any reason, as promptly as practicable following the occurrence of such event Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources (the “Alternative Financing”) as promptly as practicable following the occurrence of such event in an amount sufficient to consummate the transactions contemplated by this Agreement. For all purposes of and under this Agreement, the term “Debt Financing” shall also mean and include any Alternative Financing (including any amendment, modification, replacement, supplement or substitution of any such alternative financing as permitted by this Section 8.3(a)). Parent shall keep the Company fully and promptly apprised as to the status of, and any material developments relating to, the Debt Financing.

(b) Prior to the Closing, the Company shall and shall cause its Subsidiaries to provide to Parent any cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, including (i) participating in a reasonable number of customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company and other members of senior management and Representatives of the Company, (ii) (A) as promptly as practical, furnishing Parent, Merger Sub and the Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or (B) in any event, by the deadlines set forth therein, furnish all financial information regarding the Company and its Subsidiaries required to be timely delivered to satisfy a condition precedent to the Debt Financing (all such information in this clause (ii), the “Required Information”), (iii) using reasonable best efforts to obtain consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Debt Commitment Letter (including documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act), or as are reasonably requested by Parent and, if requested by Parent or Merger Sub, cooperating with and assisting Parent or Merger Sub in obtaining such documentation and items, (iv) executing and delivering, as of the Effective Time, any definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens), and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Closing Date, (v) taking all actions reasonably necessary to (A) permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vi) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party to the extent necessary to consummate the Debt Financing and (vii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to Parent on the Closing Date to consummate the Merger; provided, however, that (1) no obligation of the Company or any of its Subsidiaries under the financing documents and other certificates, documents, agreements and instruments referenced in clause (iv) above shall be effective until Closing, (2) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, and (3) neither the Company nor any of the Company’s Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Closing. Upon request by the Company, Parent shall promptly reimburse the Company or its Subsidiaries, as the case may be, for all reasonable and documented out-of-pocket costs incurred by the Company or any of the Subsidiaries of the Company in connection with the foregoing cooperation and shall indemnify and hold harmless the Company and the Subsidiaries of the Company, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries expressly for use therein). All non-public or other confidential information provided by the Company or any of its Subsidiaries in connection with the Debt Financing shall be subject to the Confidentiality Agreement.

8.4 Reasonable Best Efforts to Close. In furtherance and not in limitation of the other covenants and agreements set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to (a) cause the conditions to the Merger set forth in Section 1.3 to be satisfied or fulfilled, (b) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger), and (c) subject to the terms of Section 8.2, obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and all other applicable Antitrust Laws.

8.5 Access to Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 8.5 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the Merger; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided or made available to Parent pursuant to this Section 8.5.

8.6 Notice of Breach.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this

Agreement pursuant to Article IX and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement (disregarding materiality qualifiers contained therein) has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the Merger; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 8.6(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement (disregarding materiality qualifiers contained therein) has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the Merger; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 8.6(b).

8.7 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated July 31, 2012 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

8.8 Public Disclosure. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not, without the prior written consent of the other party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby (including the Merger), except as may be required by Applicable Law or any listing agreement with a national securities exchange, in which case the party proposing to issue any press release or otherwise make any public statement shall use its reasonable best efforts to consult with the other party prior to any such release or public statement.

8.9 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Legal Proceeding commenced after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation in good faith, and shall not settle such stockholder litigation without the prior written approval of Parent (which will not be unreasonably withheld, conditioned or delayed).

8.10 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.11 Directors and Officers Exculpation, Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the charters and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 8.11(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 8.11(b) of the Company Disclosure Letter); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Parent) under the first sentence of this Section

8.11(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 8.11.

(d) The obligations set forth in this Section 8.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 8.11(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 8.11(b) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 8.11(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 8.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 8.11(b) (and their heirs and representatives)) under this Section 8.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(e) In the event that the Surviving Corporation makes a distribution or dividend to Parent or another (direct or indirect) Subsidiary or Affiliate of Parent, then Parent shall fulfill the obligations of the Surviving Corporation pursuant to this Section 8.11 to the extent of the amount of such distribution or dividend.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 8.11 is not prior to or in substitution for any such claims under such policies.

8.12 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) At its election, Parent may maintain any Employee Plans Parent chooses to maintain or may provide that any Continuing Employees will participate in or be covered by Parent’s benefit plans, or a combination thereof. If Continuing Employees are moved to Parent’s benefit plans, (A) Parent shall give full credit for eligibility and vesting purposes and vacation accrual purposes (but not for any other benefit accrual purposes) for each Company employee’s period of service at the Company and its subsidiaries before the Effective Time, subject to applicable law and the terms and conditions of Parent’s benefit plans and (B) subject to approval by any insurance carrier and to the extent consistent with applicable law, the terms of Parent’s benefit plans and Tax qualification requirements, Parent shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group medical plans to be waived with respect to Continuing Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles and offsets (or similar payments) made during the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any Parent group medical programs in which they are eligible to participate on and after the Effective Time.

(c) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any employee of the Company or Continuing Employee at any time for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 8.12, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.

8.13 Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

8.14 FIRPTA Certificate. Prior to the Closing Date, the Company shall deliver to Parent (i) an affidavit, under penalty of perjury, prepared in accordance with the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h)(2) certifying that the Shares are not “United States real property interests” under Section 897(c) of the Code, and (ii) a letter of notice to the IRS prepared in accordance with the requirements set forth in Treasury Regulation Section 1.897-2(h)(2).

8.15 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

8.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE IX

ARTICLE IX TERMINATION OF AGREEMENT

9.1 Termination . This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before May 31, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Parent or the Company if the Company Stockholders Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Parent or the Company if any Governmental Authority in any Relevant Jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of any of the Merger illegal in any of the Relevant Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Jurisdictions, or (ii) issued or granted any Order that has the effect of making the Merger illegal in any of the Relevant Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Jurisdictions and such Order shall have become final and non-appealable; or

(e) by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 1.3(c) and (B) cannot be or has not been cured by the earlier of (1) the Termination Date and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 1.3(a) or 1.3(b) would not be satisfied; or

(f) by the Company on or after the date on which (i) all the conditions set forth in Sections 1.3(a) and 1.3(b) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed to Parent in writing that if Parent and Merger Sub perform their obligations hereunder and the Debt Financing is funded, then the Company is prepared to consummate the Merger, and (iii) Parent and Merger Sub fail to consummate the Merger within the time period required by Section 1.2(a); or

(g) by the Company in order to enter into an Alternative Acquisition Agreement, provided that (i) the Superior Proposal was not solicited in violation of the terms of Sections 7.1 or 7.2, (ii) the Company Board has followed the terms and procedures set forth in Section 8.1(c) in respect of such Superior Proposal and the termination of this Agreement in respect thereof, and (iii) immediately prior (and as a condition) to the termination of this Agreement, the Company tenders to Parent (and pays to Parent if Parent agrees to accept such payment) the Company Termination Fee payable pursuant to Section 9.4(a)(i); or

(h) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Sections 7.1, 7.2, 7.3 or 8.1(c), as to which Section 9.1(h) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 1.3(b) and (B) cannot be or has not been cured by the earlier of (1) the Termination Date and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement such that Sections 1.3(a) and 1.3(c) would not be satisfied; or

(i) by Parent if the Company shall have breached or failed to perform any of its obligations set forth in Section 7.1, 7.2, 7.3 or 8.1(c) in any material respect; or

(j) by Parent if (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change, (ii) the Company fails to publicly restate its recommendation of the Merger within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders upon a request to do so by Parent, or (iii) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.

(k) by Parent on or after the date on which (i) all the conditions set forth in Sections 1.3(a) and 1.3(b) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), and (ii) Parent and Merger Sub have not received the proceeds of the Debt Financing (including any Alternative Financing) by the end of the time period within which Parent and Merger Sub are required to consummate the Merger pursuant to Section 1.2(a).

9.2 Notice of Termination. A party terminating this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 9.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 9.1 shall be effective upon receipt by the non-terminating party of the foregoing written notice.

9.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 8.7, Section 8.8, this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement, and (b) except as set forth in Section 9.4, that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any willful or intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4 Termination Fees.

(a) Company Termination Fee.

(i) Prior and as a condition to a termination of this Agreement pursuant to Section 9.1(g), the Company shall tender to Parent (and pay to Parent if Parent agrees to accept such payment) a fee equal to Four Million, Eight Hundred and Fifty Seven Thousand, Nine Hundred Sixty Five Dollars ($4,857,965) (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii) In the event that this Agreement is terminated pursuant to either Sections 9.1(i) or 9.1(j), within one Business Day after demand by Parent the Company shall pay to Parent a fee equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) The Company shall pay to Parent a fee equal to the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) after the execution and delivery of this Agreement, an offer or proposal for a Competing Acquisition Transaction (whether or not conditional) shall be publicly announced, shall become publicly known or shall be otherwise communicated to senior management of the Company or the Company Board (it being understood and agreed that any amendment or other alteration to, or re-proposal of, an offer or proposal for a Competing Acquisition Transaction that was publicly announced or publicly known, or otherwise communicated to senior management of the Company or the Company Board, prior to the execution and delivery of this Agreement shall constitute an offer or proposal for a new Competing Acquisition Transaction for purposes of this Section 9.4(a)(iii)), (B) this Agreement is terminated pursuant to Sections 9.1(b) or Section 9.1(c), and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 9.1(b) or Section 9.1(c), the Company enters into a definitive agreement in respect of any Competing Acquisition Proposal, or recommends or submits a Competing Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Competing Acquisition Proposal is consummated, which, in each case, need not be the same Competing Acquisition Proposal that was made, disclosed or communicated after the execution and delivery of this Agreement and prior to termination hereof.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(v) Parent shall be entitled to pursue a claim against the Company, either at law or in equity, arising out of this Agreement and the transactions contemplated hereby concurrently with a claim against the Company seeking to obtain the Company Termination Fee, provided, however, that in the event that Parent shall accept or be awarded the Company Termination Fee in full pursuant to this Section 9.4(a), then receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. Upon payment of such Company Termination Fee, the Company shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) Parent Termination Fee.

(i) In the event that this Agreement is terminated pursuant to Section 9.1(f) or Section 9.1(k), Parent shall pay (or cause to be paid) to the Company a fee equal to Ten Million Dollars ($10,000,000) in cash (the “Parent Termination Fee”) within one Business Day after demand by the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(ii) In the event that (A) this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(e), and (B) prior to any such termination (1) all the conditions set forth in Sections 1.3(a) and 1.3(b) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (2) the Company irrevocably confirmed to Parent in writing that if Parent and Merger Sub perform their obligations hereunder and the Debt Financing is funded, then the Company is prepared to consummate the Merger, and (3) Parent and Merger Sub failed to consummate the Merger within the time period required by Section 1.2(a), then Parent shall pay (or cause to be paid) to the Company a fee equal to the Parent Termination Fee within one Business Day after demand by the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(iii) Notwithstanding anything to the contrary in this Agreement, in the event the Parent Termination Fee becomes payable and is paid by Parent in full in accordance with the terms of this Section 9.4(b), (A) the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 9.4(b) shall be the sole and exclusive remedy of the Company and any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate thereof, or to any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or Affiliate of any of the foregoing (each, a “Company Related Party”) against Parent, Merger Sub, the Financing Sources or their respective Affiliates for any breach, liability, loss or other damage suffered or incurred by the Company or any of its Subsidiaries as a result of the failure of Parent and Merger Sub to consummate the Merger in accordance with the terms hereof, (B) neither Parent, Merger Sub, the Financing Sources nor any of their Affiliates shall have any further liability or obligation to the Company or any Company Related Party, in any case relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise, and (C) the Company shall not be entitled to seek any specific performance remedies pursuant to Section 10.11(b). Notwithstanding the forgoing, the Company shall not be limited by this Section 9.4(b)(iii) in pursuing remedies against Parent and Merger Sub in the event of fraud in connection with this Agreement or the transactions contemplated hereby.

(iv) The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses. Except as set forth in Section 9.4(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

10.2 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval. Notwithstanding anything in this Agreement to the contrary, Sections 9.4(b)(ii), this Section 10.2 and Sections 10.9, 10.13 and 10.14 shall not be amended, modified, waived or terminated in any manner adverse to the Financing Sources without the prior written consent of the lenders under the Debt Financing or any alternative or replacement financing, as applicable.

10.3 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

10.4 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Actian Corporation

500 Arguello Street, Suite 200

Redwood City, CA 94063

Attention: Chief Executive Officer

Telecopy No.:

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1880 Page Mill Road

Palo Alto, CA 94304

Attention: Joseph Barbeau

Telecopy No.: (650) 849-5333

(b)	if to the Company (prior to the Closing), to:

Pervasive Software, Inc.

12365-B Riata Trace Parkway

Austin, TX 78727

Attention: Chief Executive Officer

Telecopy No.: (512)231-6912.

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746

Attention: Brian Beard and Michael S. Ringler

Telecopy No.: (512) 338-5499

10.6 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.

10.7 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS

OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.9 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder; provided, however, that notwithstanding the foregoing, (a) following the Effective Time, the rights of the holders of shares of Company Common Stock, Company Options and Company RSUs to receive the consideration contemplated by Article II, (b) following the Effective Time, the rights of the Indemnified Persons under Section 8.11, (c) the provisions of Section 9.4(b)(ii) shall be enforceable against the Company (but not Parent or Merger Sub) by each party to the Debt Commitment Letter and their successors and assigns and each party to the Debt Commitment Letter is an express third party beneficiary of the provisions of such Section 9.4(b)(ii), and (d) the provisions of the second sentence of Section 10.2, this Section 10.9 and Sections 10.13 and 10.14 shall be enforceable against all parties to this Agreement by each party to the Debt Commitment Letter and their successors and assigns and each party to the Debt Commitment Letter is an express third party beneficiary of the provisions of the second sentence of Section 10.2, this Section 10.9 and such Sections 10.13 and 10.14.

10.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.11 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Parent and Merger Sub, on the one hand, and the Company, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, on the one hand, or the Company, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub, on the one hand, or the Company, on the other hand, under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.11(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.11(b) are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.11(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.11(b) prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 10.11(b) or anything set forth in this Section 10.11(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter. If a court of competent jurisdiction has declined to grant an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to consummate the Merger, or to cause the Company to consummate the Merger, in connection with an action brought pursuant to this Section 10.11(b), then the non-breaching party shall have the right to seek the termination of this Agreement to the extent provided in Section 9.1 and be entitled to seek payment of the Company Termination Fee or the Parent Termination Fee, as applicable, to the extent payable in connection with such termination in accordance with Section 9.4(a) or Section 9.4(b), as applicable.

(c) Notwithstanding Section 10.11(b), the Company shall only have the right to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and Merger Sub to consummate the Merger but only substantially concurrent with the receipt of the Debt Financing if and only if: (i) all of the conditions precedent to the obligations of Parent and Merger Sub to consummate the Merger set forth in Sections 1.3(a) and 1.3(b) have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), (ii) the Debt Financing (including, in the case Alternative Financing has been obtained in accordance with Section 8.3, such Alternative Financing) has been funded or would be funded in accordance with the terms thereof at the Closing if Parent and Merger Sub consummate the Merger in accordance with the terms hereof, (iii) Parent and Merger Sub fail to consummate the Merger within the time period required by Section 1.2(a) and (iv) the Company has irrevocably confirmed to Parent in writing that if the

Debt Financing were funded, it would take such actions that are within its control to consummate the Merger in accordance with the terms hereof. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligations of Parent and Merger Sub to consummate the Merger if the Debt Financing has not been funded (or would not be funded in accordance with the terms thereof at the Closing if Parent and Merger Sub consummate the Merger in accordance with the terms hereof).

(d) Nothing in Section 10.11 shall prohibit the Company from seeking an injunction, specific performance and/or other equitable relief pursuant to Section 10.11(b) prior to the conditions to Closing set forth in Sections 1.3(a) and 1.3(b) being satisfied (other than with respect to the Company’s right to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and Merger Sub to consummate the Merger, which shall be subject to Section 10.11(c)). For the avoidance of doubt, while the Company may pursue both (i) an injunction, specific performance or other equitable relief to the extent permitted by Section 10.11(b), except as provided in Section 9.4(b)(iii), and (ii) the payment of the Parent Termination Fee to the extent permitted by Section 9.4(b) (and either the Company’s pursuit of a remedy pursuant to Section 10.11(b) shall in no way preclude the Company from pursuing payment of the Parent Termination Fee and vice versa), but under no circumstances shall the Company be permitted or entitled to receive both such grant of an injunction, specific performance or other equitable relief and payment of the Parent Termination Fee.

(e) Rights of specific performance and equitable relief are subject to the limitations set forth in Section 9.4(a)(v) and Section 9.4(b)(iii).

10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.13 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 10.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Without limiting Section 9.4(b)(ii), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

10.14 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ACTIAN CORPORATION

By:	/s/ Steve Shine
Name: Steve Shine
Title: CEO & President

ACTIAN SUB II, INC.

By:	/s/ Fred Gallagher
Name: Fred Gallagher
Title: Director

PERVASIVE SOFTWARE, INC.

By:	/s/ John Farr
Name: John Farr
Title: President & CEO

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Associate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2012 included in the SEC Reports.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Arizona or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Business Facility” means any property including the land, improvements, soil, soil gas, indoor air, groundwater, and surface water that is or at any time has been owned, operated, occupied, controlled or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company IP” means all Technology and Intellectual Property Rights that are used, held for use, or otherwise licensed to or owned by the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by, or filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, properties, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) general economic conditions in the United States or any other country or region in the world; (ii) general conditions in the industries in which the Company or any of its Subsidiaries conduct business; (iii) changes in Law or GAAP or the interpretations thereof; (iv) acts of war, terrorism or sabotage; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the public announcement or pendency of this Agreement or the transactions contemplated hereby; (vii) any failure by the Company to meet published analysts estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration); (viii) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration); (ix) any action taken pursuant to the terms of this Agreement or the failure to take any action prohibited by the terms of this Agreement; (x) any action taken at the request of Parent or with the prior consent or approval of Parent; (xi) the availability or cost of equity, debt or other financing to Parent or Merger Sub and (xii) any legal proceedings made or brought by any of the current or former stockholders of the

Company (on their own behalf or on behalf of the Company) against the Company, including those arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided, however, that, in each of clauses (i) through (v) any such Effects shall not be taken into account only to the extent such Effects have not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries operate or conduct business.

“Company Options” means any options to purchase shares of Company Common Stock.

“Company Equity Incentive Plan” means the Company Amended and Restated 2006 Equity Incentive Plan, as amended and restated.

“Company Products” means any and all items, products and services marketed, sold, licensed, provided or distributed by Company and its Subsidiaries, and refers also to (i) all User Documentation and related technical documentation and (ii) all prior, present and future versions thereof (which includes works under development as of the date hereof and that the Company expects or intends to make available commercially after the date hereof).

“Company RSUs” means restricted stock units settled in shares of Company Common Stock.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” and “85%” shall be references to “50%.”

“Confidential Technology” means Source Code and other Technology embodied in or related to the Company Products that is preserved as a Trade Secret or is otherwise confidential.

“Continuing Employees” shall mean all current and former employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company at the request of Parent or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of

ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to (or required to be contributed to) for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (contingent or otherwise).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Commitment Letter) relating thereto.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi) all other rights in databases and data collections (including knowledge databases, customer lists and customer databases) and Software and Technology; (vii) all rights to Uniform Resource Locators, Web site addresses and domain names and applications and registrations therefore (collectively, “Domain Names”); (viii) all publicity rights and Moral Rights, however denominated; and (ix) any similar, corresponding or equivalent rights to any of the foregoing.

“Intervening Event” means a material event or circumstance that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” means: (i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act (other than those agreements and arrangements described in Item 601(b)(10)(iii)) to which the Company or any of its Subsidiaries is a party; (ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights; (iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement; (iv) any Contract relating to indebtedness and having an outstanding principal amount in excess of $100,000; (v) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $100,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice); (vi) any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $200,000 for the fiscal year ended June 30, 2012; (vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $100,000, other than Contracts with customers entered into in the ordinary course of business on substantially the Company’s standard form agreement provided to Parent; (viii) any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available; (ix) any Contract that provides for any confidentiality obligations out of the ordinary course of business (other than any confidentiality agreements entered into in connection with the Company’s consideration of a possible sale or other strategic transaction involving the Company), (x) any Contract that provides for standstill or similar obligations that will remain in effect following the execution and delivery of this Agreement; (xi) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $100,000; (xii) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company, on the other hand; (xiii) any Contract with any Governmental Entity; (xiv) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; (xv) any Contract with a third party distributor of the Company’s products (including independent software vendors, Software-as-a-Service vendors, value-added resellers and Systems Integrators that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $100,000 over the remaining term of such Contract; or (xvi) any Contract limiting the Company’s or any of its Subsidiaries’ rights to use or enforce Intellectual Property owned by the Company or any Subsidiary, including covenants not to sue or co-existence agreements.

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Nasdaq” means the Nasdaq Global Select Market.

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Termination Date and to fully perform its covenants and other obligations under this Agreement.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, in each case, in an amount for which adequate reserves have been established in accordance with GAAP on the Financial Statements and (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Company’s or a Subsidiary’s exclusive ownership of such Combined Software. The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Relevant Jurisdictions” shall mean the United States.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shrink-Wrap Code” means generally commercially available Object Code where available for an average cost of not more than $1,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations) that is used by the Company or its Subsidiaries but not incorporated into any Company Products and that has not been customized for use by Company or its Subsidiaries.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made by a Third Party after the date of this Agreement that was not solicited in violation of Section 7.2(a), and which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and the terms and conditions of such Acquisition Proposal) is (A) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” and “85%” shall be deemed to be references to “50%.”

“Tax” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, customs, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise, property taxes, and any other taxes of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group for any period (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of Applicable Law (including any arrangement for group or consortium relief or similar arrangement)) and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or by operation of law.

“Tax Returns” means all returns (including information returns), declarations, estimates, reports, statements, forms, elections and other documents, including claims for refund, filed or submitted, or required or permitted to be filed or submitted, in respect of any Taxes, and any schedule, supplement or amendment to any of the foregoing.

“Technology” means all tangible items related to, constituting, disclosing or embodying any or all of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, Software, firmware, computer programs (whether Source Code or Object Code), files, formulas, records, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“User Documentation” means explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

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